Registration No. 333-60512


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                _______________

                                   PDI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                 22-2919486
   (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                         Saddle River Executive Centre
                                1 Route 17 South
                         Saddle River, New Jersey 07458
                                 (201) 258-8450
               (Address, Including Zip Code, and Telephone Number
                  of Registrant's Principal Executive Offices)
                                _______________

                    2000 Omnibus Incentive Compensation Plan
                            (Full Title of the Plan)
                                _______________

                                Beth R. Jacobson
       Executive Vice President, General Counsel and Corporate Secretary
                                   PDI, Inc.
                         Saddle River Executive Centre
                                1 Route 17 South
                         Saddle River, New Jersey 07458
                                 (201) 258-8450
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent for Service)
                                _______________

                                EXPLANATORY NOTE

A total of 1,500,000 shares of common stock of PDI Inc. (the "Company") were registered in connection with the Company's 2000 Omnibus Incentive Compensation Plan (the "2000 Plan") by a registration statement on Form S-8, File No. 333-60512, filed on May 9, 2001, (the "2000 Form S-8"). On June 16, 2004, the
stockholders of the Company approved the Company's 2004 Stock Award and Incentive Plan (the "2004 Plan"), which replaces the 2000 Plan and the 1998 Stock Option Plan (the "1998 Plan"), reserving 2,896,868 shares for options, restricted stock, and a variety of other types of awards. As of the date hereof, of the 1,500,000 shares registered in connection with the 2000 Plan, 406,005 shares (i) have not been issued and are not subject to issuance upon the exercise of outstanding awards granted or (ii) were subject to outstanding awards that subsequently ceased to be subject to such awards (as a result of cancellations, termination, forfeitures or expirations of options).

This Post-Effective Amendment No. 1 to the 2000 Form S-8 is filed to provide that up to 406,005 shares available for issuance under the 2000 Plan will no longer be available for offer and sale under the 2000 Plan, but will be available for offer and sale under the 2004 Plan. On March 14, 2005, the Company filed a registration statement ("2005 Form S-8") which is carrying forward the 406,005 shares under the 2000 Plan and 29,211 shares of common stock registered in connection with the 1998 Plan by a registration statement on Form S-8, File No. 333-61231, filed on August 12, 1998 (the "1998 Form S-8").

Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, number 89), 406,005 shares of common stock registered on the 2000 Form S-8 are carried forward to, and deemed covered by, the 2005 Form S-8. In addition, 29,211 shares of common stock registered on the 1998 Form S-8 are carried forward to, and deemed covered by, the 2005 Form S-8, by a Post-Effective Amendment to the 1998 Form S-8 filed on or about the date hereof. No additional registration fee is due with respect to the shares covered being carried forward as all were covered by prior Forms S-8.

In addition, any shares that are not issued pursuant to outstanding options granted under the 2000 Plan, such as when a currently outstanding option expires, is cancelled, terminated or is forfeited, will be carried forward for issuance in connection with the 2004 Plan and deemed covered by this Post-Effective Amendment No. 1 to the 2000 Form S-8.

Shares remain subject to outstanding options previously granted under the 1998 Plan and the 2000 Plan and consequently the 2000 Form S-8 and the 1998 Form S-8 will remain in effect to cover the potential exercise of such outstanding options.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

    Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by the Company under Registration File No. 333-60512 with respect to securities offered pursuant to the 2000 Plan are hereby incorporated by reference herein.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post effective amendment to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Saddle River, State of New Jersey, on this 11th day of April, 2005.

                                        PDI, INC.

                                        By: /s/ Charles T. Saldarini
                                            -----------------------------------
                                        Name:  Charles T. Saldarini
                                        Title: Chief Executive Officer